Exhibit 10.4
TOTAL SYSTEM SERVICES, INC.
STOCK OPTION AGREEMENT
     THIS AGREEMENT (“Agreement”) is made effective as of                     , by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), a Georgia corporation having its principal office at One TSYS Way, Columbus, Georgia, and you (“Option Holder”), an employee of the Company or a Subsidiary of the Company.
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has adopted the Total System Services, Inc. 2008 Omnibus Plan (the “Plan”); and
     WHEREAS, the Company recognizes the value to it of the services of the Option Holder and intends to provide the Option Holder with added incentive and inducement to contribute to the success of the Company; and
     WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and
     WHEREAS, effective                     , pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company: (a) granted to the Option Holder, pursuant to Section 6 of the Plan, an Option in respect of the number of shares herein below set forth, (b) designated the Option a Non-Qualified Stock Option, and (c) fixed and determined the Option price and exercise and termination dates as set forth below.
     NOW THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:
     1. The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof. All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.
     2. Subject to and in accordance with the provisions of the Plan, the Company hereby grants to the Option Holder a Non-Qualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of the aggregate shares of the Common Stock ($0.10 par value) so granted of the Company at the purchase price of $  per share, exercisable in the amounts and at the times set forth in this Paragraph 2, unless the Compensation Committee, in its sole and exclusive discretion, shall authorize the Option Holder to exercise all or part of the Option at an earlier date.

The Option may be exercised in accordance with the following schedule as provided in the Plan:

If employment	Percentage of
continues through	Option Exercisable

%

%

%
     In the event of Option Holder’s death or total and permanent disability, Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option in full for the remainder of the Option’s term.
     In the event Option Holder’s employment with Company terminates on or after Option Holder’s early retirement date (which is defined as attainment of age 62 with 15 or more years of service) or Option Holder’s normal retirement date (which is defined as attainment of age 65), the Option may be exercised to the extent exercisable upon such termination pursuant to the schedule above. In addition, if such termination occurs prior to                     , the Option also will be exercisable for an additional percentage of the Option determined by multiplying (i) the incremental percentage of the Option that would have become exercisable under such schedule on the next anniversary date if Option Holder’s employment had not terminated, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the date of grant, if the termination occurs prior to                    ) that Option Holder has been employed to 12. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this paragraph, it will be exercisable for the remainder of the Option’s term.
     The Option may also be exercised in full for the remainder of the Option’s term in the event the Option Holder’s employment is involuntarily terminated by the Company without Cause (as defined in Paragraph 7 below) after Option Holder has attained 10 years of service.
     In the event of Option Holder’s separation of employment for any reason other than the reasons listed above, Option Holder shall be able to exercise the Option to the extent the Option was exercisable at the time of such separation of employment for 90 days following the date of such separation of employment.
     Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of the Option Holder hereunder shall expire on                     . In no event may the Option be exercised after                     .
     3. The Option or any part thereof, may, to the extent that it is exercisable, be exercised in the manner provided in the Plan. Payment of the aggregate Option price for the number of shares purchased and any withholding taxes shall be made in the manner provided in the Plan.
     4. The Option or any part thereof may be exercised during the lifetime of the Option Holder only by the Option Holder and only while the Option Holder is in the employ of the Company, except as otherwise provided in the Plan.

     5. Unless otherwise designated by the Compensation Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.
     6. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Stock, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.
     7. In the event of a Change of Control (as defined in Section 2.8 of the Plan) and Option Holder’s subsequent termination of employment within two years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by the Option Holder for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Agreement, the provisions of which are incorporated herein by reference), the Option may be immediately exercised in full as of the date of such employment termination and the Option may be exercised in full for the remainder of the Option’s term.
     8. Any notice to be given to the Company shall be addressed to the President of the Company at One TSYS Way, Columbus, Georgia 31901.
     9. Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which the Option Holder is eligible.
     10. Nothing herein contained shall affect the right of the Company, subject to the terms of any written contractual arrangement to the contrary, to terminate the Option Holder’s employment at any time for any reason whatsoever.
     11. This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs legatees, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.
     Company has issued the Option subject to the foregoing terms and conditions and the provisions of the Plan.

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